Exhibit 99.1

Cesca Therapeutics Inc.

Fourth Quarter and Fiscal Year 2015 Financing Results Conference Call

Thursday, September 17, 2015, 5:00PM Eastern

CORPORATE PARTICIPANTS

Robin Stracey, Chief Executive Officer

Kenneth Harris, President

Mike Bruch, Interim Chief Financial Officer

Mitchel Sivilotti, Chief Biologist

PRESENTATION

Operator

Good day, and welcome to the Cesca Therapeutics fourth quarter and full fiscal year 2015 financial results conference call and webcast. Please refer to the press release about this conference call on the company’s website, cescatherapeutics.com, for further detail. The company has asked that I read the following statement.

Management will make comments today that contain forward-looking statements. Forward-looking statements are any statements that are made that are not historical facts. These forward-looking statements are based on current expectations of the management team, and there could be no assurance that such expectations will come to fruition. Because forward-looking statements involve risk and uncertainties, Cesca’s actual results could differ materially from management’s current expectations. Please refer to the press release, the company’s Forms 10-K, 10-Q, and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time-sensitive and is accurate only at this time. If any portion of this call is rebroadcast, retransmitted, or redistributed at a later date, Cesca will not be reviewing nor updating this material.

As a reminder, all participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question, please press star, then 1 on a touchtone phone. If you wish to withdraw your question, please press star, then 2, to remove yourself from the list. If you should need assistance during this conference call, please signal an operator by pressing star, then zero. For your information, this conference call is being recorded.

I would now like to turn the conference call over to Mr. Robin Stracey, Chief Executive Officer of Cesca Therapeutics. Please proceed, sir.

Robin Stracey

Thank you, Operator, and thanks to each of our listeners for joining the call. It’s a pleasure to be with you this afternoon. As usual, I’m joined by our President today, Ken Harris, who, as you know, oversees our clinical programs, both in India and in the United States, and by our Interim Chief Financial Officer, Mike Bruch. Also here with me today is Mitch Sivilotti, who co-founded TotipotentRX with Ken ten or so years ago, and who today runs Cesca’s cord blood banking business.

I plan to make a few introductory remarks, highlighting significant accomplishments over this first full year of operation for Cesca Therapeutics as a fully integrated regenerative medicine company. Ken will then give you a detailed update on how things are progressing with our clinical programs before Mike gets into a discussion of our financial results for the fourth quarter of our financial year and for the year as a whole. I’ll be back for a few wrap-up comments after Mike, and then we’ll open up the call for questions.

Those of you that follow the company closely will appreciate that the last year has been challenging on a number of fronts. We changed CEO, we changed CFO, we changed auditors. We tidied up a number of housekeeping items, including an identified material weakness in our governance procedures that for a period of time put us out of compliance with SEC reporting and NASDAQ listing requirements.

Nevertheless, in spite of the turbulence, much of which can be attributed to the trials and tribulations of putting two very complementary but fundamentally different companies together at the time of the merger, we made significant progress in our quest to become a market-leading, fully integrated regenerative medicine company with unique and highly differentiated offerings, and address significant unmet medical needs.

In November of 2014, we submitted an investigational device exemption application to the U.S. Food and Drug Administration for a pivotal multi-center study of our SurgWerks-CLI and VXP System for the treatment of late-stage, no-option, lower limb critical limb ischemia. That IDE application was a result of two prior positive pilot and feasibility studies conducted in Italy and India. Following feedback from the agency and submission of an amended IDE application thereafter, in June we were granted approval by the FDA, without limitation, to move forward with a 60-site, 224-patient, Phase III pivotal clinical trial for CLI.

In May of this year, we received Institutional Ethics Committee, or IEC, approval to initiate a SurgWerks-AMI and VXP System 40-patient Phase II clinical trial in India. We are now awaiting formal approval from the Drug Controller General in India, with which we will be able to commence the trial. AMI, as you know, is our second major cell therapy protocol in development.

And in February of this year, we received approval from the India Drug Controller General for the import and commercialization of our MarrowXpress System in India. This approval, specifically for the preparation of interoperative or clinical laboratory preparation of bone narrow concentrate, is fundamental to the bone marrow transplantation initiative we have underway in India in conjunction with our partner, Fortis Healthcare.

Ken will elaborate on these CLI, AMI, and bone marrow transplantation accomplishments shortly.

As for our cord blood business, it has performed more or less in line with expectation over the course of the year. As I mentioned before, it’s limited in terms of growth potential, but there are pockets of opportunity that we continue to seek to exploit. In the last couple of months, since receipt of FDA approval for initiation of our Phase III pivotal clinical trial for CLI and being back in compliance with SEC reporting requirements with confidentials on file, a major focus for us has been securing the financing commitments necessary to enable us to implement the CLI trial going forward. To that end, we were delighted to announce just a couple of weeks ago the signing and initial closing of a definitive agreement to raise $15 million in senior secured convertible debentures and warrants from one institutional life science investor. On the same day, we also submitted an application to the California Institute of Regenerative Medicine, which we hope will result in non-dilutive funding for up to half the total cost of the trial.

The significance of these developments is that to the extent we receive some funding in the amount we expect, we anticipate having the financial wherewithal to execute the CLI trial going forward. In line with this goal, we are also keeping a very tight rein on expenses. Just this last week, we announced a series of structural changes geared towards reducing costs associated with our cord blood banking business to further enhance our ability to align available resources behind our high-impact clinical initiatives. In parallel, we continue to monitor the capital markets and will seek to further strengthen our balance sheet as circumstances and opportunities warrant.

At this point, I’d like to turn the call over to Ken for a more detailed update on progress against our clinical milestones.

Kenneth Harris

Thanks, Robin, and good afternoon, everyone. I’m going to focus the clinical update comments today on three programs — the CLIRST III pivotal trial, the AMIRST II feasibility trial, and the bone marrow transplant initiatives.

As mentioned by Robin, 2015 was a year of significant achievement for the company’s clinical programs. The preparation and ultimate approval on June 12, 2015 of the U.S. CLI pivotal trial application consumed considerable bandwidth and is now the template for follow-on indications using our SurgWerks platform. We successfully demonstrated that human clinical data obtained from our world-class yet lower-cost India-based CRO does meet the U.S. FDA’s criteria. We proved that a point-of-care cell therapy can be implemented in the surgical suite with all of the quality and dosing rigor that our competitors’ cells in a bottle approach had considered to be our Achilles’ heel, and we can deliver this therapeutic approach in an economically viable and highly competitive manner.

The Clinical Affairs, Regulatory Affairs, Manufacturing Group, and Clinical Operations teams in the company are now in full execution mode for initiating the trial. We have announced the funding plans for the trial, including the announced debenture and an application to the California Institute of Regenerative Medicine, where we hope to receive a royalty grant for up to 50 percent of the trial cost in exchange for modest commercial royalties that will be paid if we are granted marketing approval.

Additional co-funding sources that will further reduce our overall cost will come from the Centers for Medicare and Medicaid Services. As all of the funding aligns, we are proceeding to enroll clinical trial sites, execute IRB applications, and establish our method for rotating the necessary clinical equipment among the up to 60 prospective sites, using a hub and spoke setup.

The quick snapshot of where we stand is as follows. We have 41 prospective U.S. sites and three Indian sites to date. The potential sites thus far break out geographically with seven in the Southeast, seven in the South, 12 in the Midwest, eight in the Northeast, three in the Mid-Atlantic and four in the West. Twenty-eight of the sites have been inspected by our team in a process called the pre-study visit, where we assess the sites’ indication-specific patient load, clinical research competencies, facilities capabilities, and potential conflicts of interest, including competitive studies.

The 28 sites have been assessed and will provide approximately 100 subjects. We’ve issued, out of the 28, 22 site approval letters. We will then use six hubs across the U.S. for servicing the 22 sites for housing, shipping, picking up, and repacking the clinical trial equipment to and from each hospital. The hubs are managed by an experienced medical logistics organization and will be in the following cities — Atlanta, Orlando, Philadelphia, Dallas, Chicago, and Los Angeles. The company completed the audit of the logistics provider last month, and we are now ready to start deploying across the U.S.

Turning to the AMIRST II trial update, which, as you recall, is the trial focused on patients who experience an acute myocardial infarction and do not adequately respond to reperfusion therapy, AMIRST II is a 40-patient study, one-to-one randomized trial, which means 50 percent of the subjects will receive the SurgWerks AMI and VXP System intervention, and 50 percent will receive an active control, otherwise known as standard of care.

The primary end point in the AMIRST II study is six months safety. This study will be conducted in India, and, under the new Indian clinical trials rules, we must follow a three-step approval process. First, Institutional Review Board, or IEC, is required, and we already have two approvals completed. Second, the technical application must be presented to the Drugs Controller General for review by an external technical panel, and we’re preparing that part of the dossier now. And then, ultimately, the third step will be the Drugs Controller General reviewing the reviews of the expert panel and the IRBs for a final decision. We do expect a final decision in the first calendar quarter of 2016.

Finally, specific to our hematology and oncology programs and specifically the bone marrow and stem cell transplant initiatives, you will recall that our goals are to have a global initiative for commercializing laboratory cell processing equipment and for running a potentially high revenue-generating technology and services business in India.

I will start with the Indian technology development, which is ideally suited to support a meaningful revenue services business. Cesca’s hem/onc transplant program is well underway in India. As you know from previous updates, we have a fully licensed GMP facility located within the Fortis Memorial Research Institute located just outside of Delhi. Our team operates seven days a week, providing advanced clinical services to Fortis as well as other hospital groups across the Indian continent.

This year we’ve spoken of the progress of the most sophisticated program, specifically the haploidentical transplant initiative, and I’m happy to announce we’ve made significant progress on several fronts. Firstly, we recently hired a Transplant Business Manager, joining the company with a PhD in the field and over ten years of experience in servicing the hem/onc programs across the country and has led business development for products from Grifols Haemonetics and Miltenyi Biotec. Dr. Nadon brings a wealth of experience, including ex vivo T-cell protocols as well as key contacts in the Indian market

Secondly, in terms of revenue for clinical activities, in the fourth quarter alone, we completed 18 BMT procedures, two in acute myeloid leukemia, one acute lymphocytic leukemia, six non-Hodgkin lymphoma cases, one relapsed Hodgkin lymphoma, three neuroblastoma cases, three multiple myeloma, one major thalassemia, and one aplastic anemia case, for a total growth of six cases over the prior quarter.

Year over year, we grew our small but important revenue by 65 percent and are projecting similar growth again for FY ‘16. Included in the 2016 projections will be 17 haploidentical bone marrow transplant procedures. We are already on track towards this goal, having completed four haplo procedures this quarter alone. This new growth is a direct result of our strategic sales focus in the haplo market. To further support this initiative, we are currently preparing for an inaugural haploidentical symposium to be held in January 2016 and co-sponsored with a leading T-cell technology company.

Specifically to the fellowship program I’ve spoken on in the past and new clinical partnerships, we are making progress, and before the end of the calendar year, you will hear more announcements. We started yesterday with the announcement of the first clinical collaboration with Memorial Sloan Kettering. This research partnership focuses on clinical cell preparations and a new application within the hem/onc program, specifically with immuno-oncology, an area of intense development over the recent past. We expect our learnings to translate into new cell recovery algorithms as well as advancements to usability associated with the clinical environment. Stay tuned, as we have several other collaborations in development and will update the market as these mature.

In the U.S. and Europe, we’re actively pursuing collaborations with the purpose of, one, establishing strong relationships with key institutions and clinicians in the hem-onc field; two, development and commercialization of our Cellwerks intraclinical laboratory devices and protocols; and, three, the generation of the data necessary to expand applications for new 510(k) approvals, the first of which we are expecting at the end of next summer. A major collaboration announced yesterday was specifically in the Center for Immune Cell Therapies within Memorial Sloan Kettering Cancer Center.

And, finally, in other commercial cord blood and tissue banking initiatives, we closed quarter 4 FY ‘15 on a high note as a result of fundamental building activities implemented throughout the year, including the installation of a new highly effective management team, completing the licensure of our Gurgaon-based GMP facility within Fortis, and, three, increased support from Fortis corporate in response to the robust signs they’re seeing for revenue growth.

Speaking directly to unit sales, our NovaCord banking and services business grew to 55 units in the fourth quarter alone, which is a 100 percent increase over the same period last year. We see this growth continuing and are on track for continuing the growth trend in the first quarter of this year. The newly restructured management has accomplished this in an intensely competitive market and within a small number of Fortis hospitals in North India. As a result, we are commencing a more aggressive growth plan now by doubling the Fortis hospitals this quarter, followed by the opening in South India, specifically in the Bangalore region, and in West India, specifically in the Mumbai region.

As well, we will be investing in various marketing programs focused on capitalizing on our sustainable differentiation in the Indian market, namely our strategic decision to maintain exclusive access to our AXP technology, meaning that no other bank will be — will gain access to this technology in India, and we will continue to leverage our position with Fortis and the AXP platform as a premium provider of clinical transplant services.

I will now hand the call over to Mike for discussion on our fourth quarter and full-year financial results.

Mike Bruch

Thank you, Ken, and good afternoon, everybody. First, I would like to briefly discuss our recent $15 million financing, and then I will turn to our financial results for the fourth quarter and the full year.

On August 31, the company sold senior secured convertible debentures for $15 million. This financing represents a significant vote of confidence in our clinical programs from a sophisticated life science investor that strongly believes in the Cesca story. This investment improves our cash position and allowed us to file an application with the California Institute of Regenerative Medicine and, if approved, would fund up to one-half of the cost of our CLIRST III pivotal clinical trials. The financing will be funded in two closings. The initial closing happened on August 31, and the company received gross proceeds of $5.5 million on that date. The remaining $9½ million of gross proceeds will be deposited into a control account and released at a second closing date, which is based upon achieving certain milestones, including stockholder approval of certain of the terms of the agreement and notification of CIRM on the approval of our CLI application in the amount of $10 million.

Now, turning to our financial results, in the fourth quarter of 2015, net revenues were $3.7 million compared to $3.8 million for the same period in 2014. The decrease in revenues of $136,000 was primarily due to selling one fewer BioArchive device in the current year period.

Gross profits for the quarter ended June 30, 2015, was $900,000 compared to $1.2 million for the same period in the prior year. The decrease in gross profit of $292,000 was primarily due to an increase in manufacturing overhead costs, which contributed to a higher burden on the volume of product sold.

Operating expenses for the quarter ended June 30, 2015, were $3.3 million compared to $4.4 million for the same period in 2014, resulting in a reduction of $1.1 million. Contributing to the decrease were legal fees incurred in the prior year associated with patent litigation related to our Res-Q products — excuse me, Res-Q systems of $450,000, reduced audit fees of $400,000, and $100,000 related to open positions. The reductions were partially offset by increases in our clinical programs as we continue to prepare to initiate our pivotal clinical trial to treat CLI.

Net losses for the quarter ended June 30, 2015, were $2.4 million compared to $2.9 million for the same prior year period. The net loss decreased by $493,000 as a result of lower legal fees and audit fees, partially offset by a decrease in our gross profit, increased costs in our clinical programs, and prior year deferred income tax benefit associated with intangible assets acquired during the prior year’s merger with TotipotentRX.

Adjusted EBITDA loss was $1.8 million for the quarter ended June 30 compared to $2.7 million for the same period in prior year. The adjusted EBITDA loss decreased by $891,000 principally as the result of our lower net — lower net loss as previously described.

Now, turning to the full year, net revenues for the full year ended June 30, were $16 million, which is comparable to $16 million for the same period in the prior year. Revenues for AXP disposables increased, primarily as an increase — or, I’m sorry, primarily due to an increase in direct shipments to one of our end-user customers who historically purchased from GE Healthcare. This increase was offset by a decrease in revenues of our BioArchive devices as we shipped fewer units in fiscal 2015, and we deferred revenue until completion of installation of services on four devices based on the payment terms for a particular customer.

Gross profit for the year ended June 30, 2015, was $4.8 million compared to $5.9 million for the same period in the prior year. The decrease in gross profit was approximately $1.1 million and was primarily due to an increase in manufacturing overhead costs which contributed to a higher burden on volume of product sold.

Operating expenses for the year ended June 30, 2015, were $19.6 million compared to $14.9 million for the same period in 2014, representing a year-over-year increase of $4.7 million. The increase is primarily due to costs associated with developing our clinical therapies program of $2½ million, increases in legal fees of $2 million mainly associated with patent litigation, an increase in professional legal fees of $450,000 to analyze and begin remediation of our material weakness in the governance practices, and an increase in employee severance costs of $448,000. These increases were offset by a decline in costs associated with the merger with TotipotentRX of $1.7 million in the prior year.

Net loss for the year ended June 30, 2015, was $14.9 million compared to a net loss of $8.6 [million] for the same period — or same prior year period. The increase in net loss of $6.3 million is the result of costs associated with developing our clinical therapy programs, increased patent litigation, legal fees to address our material weakness in governance practices, and employee severance costs. Additionally, our net increase — or, excuse me, our net loss increased due to a prior year deferred income tax benefit associated with intangible assets acquired during the prior year’s merger with TotipotentRX. These were offset by declines in costs associated with the prior year’s merger with TotipotentRX.

Adjusted EBITDA loss for the year was $12.1 million compared to $7.4 million for the same period in the prior year. The increase in adjusted EBITDA loss of $4.7 million is the result of an increase in the net loss previously described. This was offset by increased amortization of certain intangible assets acquired during the merger with TotipotentRX, an increase in stock-based compensation, and a decline in the costs associated with the prior year’s merger with TotipotentRX.

Cash at the end of the fourth quarter was $3.4 million compared to $14.8 million at the end of fiscal 2014. As I already mentioned, in August 2015, we sold senior secured convertible debentures of $15 million. At the initial closing date on August 31, the company received gross proceeds of $5.5 million. The remaining $9.5 million in gross proceeds will be deposited into a deposit control account and released after reaching certain milestones.

As a reminder, Cesca Therapeutics — I’m sorry, as a reminder, in addition to the results reported in accordance with U.S. GAAP, Cesca also used the non-GAAP measure of adjusted EBITDA to evaluate operational performance and to facilitate comparisons with historic results and trends. This financial measure is not a measure of financial performance under U.S. GAAP and should not be considered in isolation or as a substitute for loss as measured — as a measure of performance. The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

With that, I’ll turn the conversation back to Robin.

Robin Stracey

Thanks, Mike. So, in summary, then, before turning the call over for questions, we continue to make good progress in transforming our company into a fully integrated regenerative medicine company and moving beyond the historical base in the cord blood business into larger addressable markets. This includes adjusting the cost structure of our base business in order to further enhance our ability to differentially invest in accelerating our high-impact clinical programs.

We have addressed most, if not all, of the integration-related issues that have consumed management capacity over much of the last 12 months and have done so without jeopardizing our ability to advance our leading clinical programs. We’ve made substantial progress with our top three indications — CLI, AMI, and bone marrow transplantation — as Ken has described. And with our application to CIRM and the commitment to the company of $15 million in senior secured convertible debentures and warrants announced two weeks ago, we’ve developed a realistic financial roadmap that has the potential to see the CLI Phase III pivotal clinical trial through to a conclusion.

With that, I’d like to turn the call back over to the operator for questions.

QUESTIONS AND ANSWERS

Operator

Thank you, sir. We will now begin the question-and-answer session. To ask a question, you may press star, then 1 on your touchtone phone. If using a speaker phone, please pick up the handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then 2. Again, it is star, then 1 to ask a question. At this time we will just pause momentarily to assemble our roster.

The first question we have comes from Jason Kolbert of Maxim. Please go ahead.

Jason Kolbert

Hi, guys. Congratulations on the financing. I wonder if you could take a couple of minutes and just kind of walk me through the details of the CIRM grant and your confidence level that you’re actually going to get that grant. It’s a little bit unusual to tie a financing to a CIRM grant, and so I wondered if you could walk me through those details, and then we’ll talk a little bit about the timing of the CLI trial. I’d like to understand when that trial can execute, and then I’d also like to understand the timing to date on the AMI trial in India, but let’s start first with the financing.

Mike Bruch

Yeah, so the financing is tied to the CIRM grant. So let’s talk about the CIRM grant a little bit. The CIRM grant is from the California Institute of Regenerative Medicine. This is a tax-based, not-for-profit organization whose goal is to accelerate the development of stem cell based therapies for unmet medical needs. It is obviously in California, as the name implies, and we think that our company is uniquely positioned to take advantage of this. We are in California; we are the only company in California right now that has a CLI trial in the Phase III position. And when you start taking a look at what CIRM is trying to accomplish, we check all the boxes. We are a California company, we’re using stem cells to advance an unmet medical need, we have a lot of employees here in the U.S., and we have the Phase III clinical trials. We have some of those sites here in California as well. So, as far as our confidence to have CIRM approved in our favor, I think we’re as confident as we can be; however, that said, CIRM is a government agency, or a quasi-government agency, and, as with any government agency, there’s never a 100 percent guarantee. So while we are — we remain cautiously confident, there’s always the chance that there could be a negative result.

Jason Kolbert

And just talk with me a little bit about what’s the timing, because I understand that you know absolutely when you’re going to have a definitive answer that you’ve got the grant or not.

Mike Bruch

Mitch, why don’t you take that question?

Mitchel Sivilotti

Sure. Hi, Jason, this is Mitch Sivilotti. The process as CIRM has outlined, and this is public information, is an 81-day process. They actually indicate that within 90 days of that initial submission, that you’ll receive a response. We submitted on the last day of August, and that’s a rolling — a rolling submission process, so CIRM does take applications every 30 days, so we’re expecting to get a response sometime by the end of November.

Jason Kolbert

Okay, so help me understand. Let’s assume that there’s a positive outcome from CIRM. Certainly the balance sheet changes dramatically on that kind of news, very dramatically. Help me understand how you’re putting in place plans to execute the CLI trial, and I know, Ken, you talked about that at some length, but I’m just trying to get a handle on when we might — could we see the trial actually begin by the end of this year?

Kenneth Harris

Right, Jason. So — this is Ken. A couple of things. First of all, just to address your balance sheet point, the — CIRM will fund on milestones, so we’ll get a notice of — assuming we are given a grant, we will get a notice of award for the entire amount, but they will transfer funds to us as we achieve milestones. So I don't think anyone should anticipate the entire award coming over on the balance sheet on day one, just so you know. But it will populate into the balance sheet at a — at the pace that we can execute. Critical milestones to those make sense to be — and we’ll negotiate [multiple speakers Ken Harris and Jason Kolbert speaking at same time].

Jason Kolbert

And there is also a financing tied toward the CIRM grant, and that’s really where my comment [multiple speakers Ken Harris and Jason Kolbert speaking at same time].

Kenneth Harris

Yeah, that’s correct. That’s correct, and that will come over immediately on the notice of award. That will unlock the control account of $9.5 million.

Jason Kolbert

Right, and that’s a substantial amount of money, given where you are today.

Kenneth Harris

Correct. That’s correct.

Jason Kolbert

Okay, sorry to interrupt.

Kenneth Harris

No, that’s okay. Then specific to your asking about the first patient, so I would anticipate that we are moving into the holidays in December, and we have about a 20- to 30-day screening period that is in our protocol, so even if we went all out immediately on notice of the award, which we would be allowed to do, I don't think we would see a first patient really realistically being ready to be treated until around the holiday period. And so it’s a potential it could come at the end of December; it’s a potential it could come very early in January. I will comment, though, to Mitch’s point on the CIRM notice of allowance, there is also a possibility that CIRM will come back and ask us for some follow-up information, which will put us in a reset of resubmitting information to them for them to re-review and come back to us. So CIRM’s options are notice of award, a request for further information, or a rejection in the 90-day period, but best-case scenario, Jason, is I would say really the first week in January.

Jason Kolbert

Great. Thank you, and just now let’s — if you don’t mind, can we just touch on the AMI trial? Because it occurs to me that you could emerge from that trial at some point in 2016 with what might look like real proof-of-concept data, so help me understand kind of the timing on that one too. Thanks.

Kenneth Harris

Yeah, so I think, depending upon the Drug Controller’s response period and when in the calendar quarter of 2016 — the first calendar quarter of 2016 they give us an answer, I anticipate it takes five to six quarters to get to an announceable data readout. And here’s my logic behind that. So from the announcement of the — of the green light from them, we’re ready to go in India, I think it will take us two to three quarters to enroll and two quarters — it’s a six-month follow-up, so two quarters for follow-up, and then no more than a quarter for data analysis and announcement. So, to my math, that’s five to six quarters from the day of the announcement to the approval.

Jason Kolbert

Perfect. Thanks, Ken, and I can see you guys are really, really pushing hard to make some incremental progress. I really hope we see some good news on the CIRM grant. It would be nice to kind of have the financing in place to move the company forward. I’m sure I’m not telling you anything that you guys don’t think about every day.

Kenneth Harris

Correct. Thanks, Jason.

Operator

Again, as a reminder, if you would like to participate in today’s Q&A, please press star, then 1 on a touchtone phone. Again, that is star, then 1, and, at this time, we will pause momentarily.

At this time, we’re showing no further questions. We’ll go ahead and conclude our question-and-answer session. I would now like to turn the conference back over to Mr. Robin Stracey and the management team for any closing remarks. Gentlemen?

CONCLUSION

Robin Stracey

Thank you. Operator, and thank you all once again for joining us today and for your continued interest and support of the company. I look forward to talking to you further and keeping you posted on our progress as we build, hopefully, a great and valuable company together. I wish you all a very good evening.

Operator

And we thank you, sir, and to the rest of the management team for your time today. The conference call is now concluded. At this time, you may disconnect your lines. Thank you and have a great day, everyone.